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                                                                       EXHIBIT 5

                          [ARNOLD & PORTER LETTERHEAD]

                                  July 8, 1999

Board of Directors
American Mobile Satellite Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416

       Re:     American Mobile Satellite Corporation
               Registration Statement on Form S-3
               File No. 333-81459

Gentlemen:

       We have acted as special counsel to American Mobile Satellite Corporation, a Delaware corporation (the "Company"), in connection with the Company's filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3, File No. 333-81459 (the "Registration Statement") relating to the proposed offer and sale by the Company of up to 7,000,000 shares of the Company's common stock, $.01 par value per share (the "Firm Shares"), and up to 1,050,000 additional shares of the Company's common stock by the selling stockholder identified therein if the Underwriters' over-allotment option is fully exercised (the "Option Shares"). This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

       For purposes of this opinion, we have examined such corporate records of the Company, including executed copies of the Registration Statement and Amendment No. 1 thereto, the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated Bylaws, resolutions of the Company's Board of Directors, and the proposed form of underwriting agreement by and among the Company, Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., and SoundView Technology Group, Inc., filed as Exhibit 1 to the Registration Statement (the "Underwriting Agreement"), and such other documents as we deem necessary for rendering the opinion hereafter expressed.

       The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

       A. We have assumed without verification the genuineness of all signatures on all documents, the legal capacity and authority of the parties (other than the Company) executing such documents, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies (including telecopies).
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       B. We have assumed the accuracy, completeness, and authenticity of statements of fact on which we are relying and have made no independent investigations thereof.

       C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings, and a quorum was present and acting throughout the meetings.

       D. The opinions set forth herein are based as to matters of law solely on the General Corporation Law of the State of Delaware as presently in effect and interpreted, and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. We express no opinion as to the effect or application of any laws, statutes, rules, ordinances, or regulations other than the General Corporation Law of the State of Delaware.

       Based upon, subject to, and limited by the foregoing, we are of the opinion that:

       (a) the Firm Shares to be issued pursuant to the terms of the Underwriting Agreement have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable; and

       (b) the Option Shares have been duly authorized and are validly issued, fully paid, and nonassessable.

       This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement this letter, or to advise you of any changes in the foregoing, after such date.

       We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under Legal Matters thereof. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,

                                                /s/ ARNOLD & PORTER